Exhibit 4.3

AMENDMENT NO. 2

This Amendment No. 2, dated as of December 5, 2019 (“Amendment No. 2”), to the Rights Agreement, dated as of December 5, 2016 as previously amended (“Agreement”), between HG Holdings, Inc. (the “Company”), a Delaware corporation and formerly Stanley Furniture Company, Inc., and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual respective agreements set forth herein, the parties agree as follows:

1.     Amendment of Section 1.1 of the Agreement. Section 1.1 of the Agreement is hereby amended to delete the definition of “Expiration Time” and replace it with the following:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on the day after the 2020 Annual Meeting if the amendment to the Agreement set forth in Amendment No. 2 are not approved by stockholders at the 2020 Annual Meeting, (iv) the Close of Business on the December 5, 2022, and (v) the time at which the Board of Directors determines, in its sole discretion that the NOLs are utilized in all material respects or no longer available in any material respect under Section 382 of the Code or any applicable state law or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes.

2.      No Other Amendments. Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Agreement are hereby ratified and confirmed and shall remain in full force and effect. The Agreement and this Amendment shall be read and construed together as a single agreement and the term “Agreement” shall henceforth be deemed a reference to the Agreement as amended by this Amendment.

3.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

4.      Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

HG HOLDINGS, INC.

By:   /s/ Steven A. Hale II

Name: Steven A. Hale II

Title: Chairman and Chief Executive Officer

CONTINENTAL STOCK TRANSFER &

TRUST COMPANY

By:   /s/ Erika Young

Name: Erika Young

Title: Vice President

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